EXHIBIT 99.1

Repros(R) Reports Results From Completed 1 mg Dose Cohort in Low Dose Proellex(R) Study

Statistically Significant Signals of Efficacy Observed in 1 mg Dose

No Drug Related Emergent Adverse Events at 1 mg Proellex After 10 Weeks of Continuous Dosing

THE WOODLANDS, Texas, March 15, 2011 (GLOBE NEWSWIRE) -- Repros Therapeutics Inc. (Nasdaq:RPRX) today announced it has completed its internal review of the results obtained for the 1 mg dose from its low dose study of Proellex®. No signals of liver toxicity or drug related adverse events were detected over the 10 week dosing period. Twelve women were enrolled in the study and 11 women completed the trial. The one woman that discontinued left the study because she was not able to visit the clinical site weekly, as prescribed by the protocol.

Proellex is an oral therapy in development for the treatment of uterine fibroids and endometriosis. Large Phase III clinical studies exhibited severe liver toxicity in a small percentage of subjects that were exposed to the 50 mg dose. As a result of these observations, the program was placed on full clinical hold until the phenomenon could be better understood. After an analysis of all the subjects that had been exposed to Proellex, Repros petitioned the FDA to allow the Company to conduct a low dose trial to assess impact on the liver and signals of efficacy. In the summer of 2010 the FDA moved Proellex to partial hold status to allow for the low dose study.

The trial is enrolling up to 12 subjects per cohort. One of the first signals of efficacy for Proellex is induction of amenorrhea. This has profound effects on symptoms of both uterine fibroids and endometriosis. In the final analysis of the 1 mg group 5 out of 11 women stopped menstruating while taking the drug. This shift compared to the placebo phase of the study reached near statistical significance p=0.07 in this very small study. When changes in recorded bleeding intensity for each cycle was assessed, comparing the drug to the placebo period, a highly statistically significant outcome was observed p=0.004.

Several of the women in the study were experiencing symptoms associated with fibroids, endometriosis or menstrual complaints when enrolled into the trial. Entering the trial, 8 of the 11 women that completed the study complained of symptoms associated with either endometriosis, uterine fibroids, excessive menstrual bleeding or painful menses. Of these 8 women, 5 reported improvement in their symptoms following the 10 week study. When these assessments were compared to the placebo phase of the trial using a simple symptom severity questionnaire, a solid trend towards statistical significance in symptom improvement was seen, p=0.11. Key symptoms associated with uterine fibroids and endometriosis are, excessive menstrual bleeding and bulk related symptoms for fibroids and menstrual and pelvic pain for endometriosis.

Joseph S. Podolski, President and CEO of Repros noted, "These findings have exceeded our expectations. We eagerly look forward to the higher dose cohorts to see if these findings are enhanced in a dose dependent manner."

The Company plans to issue similar releases as each new cohort completes dosing. Repros believes the study can be completed during the fourth quarter of 2011.

About Repros Therapeutics Inc.

Repros Therapeutics focuses on the development of oral small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

The Repros Therapeutics Inc. logo is available at: http://www.globenewswire.com/newsroom/prs/?pkgid=7738

Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Repros' ability to have the partial hold on Proellex® lifted, the reliability of preliminary data and interim results, whether a safe and effective dose for Proellex can be determined,   and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com.

CONTACT: Repros Therapeutics Inc.
         Joseph Podolski (281) 719-3447
         President and Chief Executive Officer